Exhibit 4.106

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Signed in: Nanjing, Jiangsu Province, China

Party A: China Mobile Group Jiangsu Co., Ltd.	Party B: Beijing AirInbox Information Technologies Co., Ltd.

Mailing Address: No.59, Huju Road, Nanjing	Mailing Address: 33/F, Tengda Building, No.168, Xi Wai Ave, Haidian District, Beijing

Zip Code: 210029	Zip Code: 100044

Tel: 13800250222	Tel: 010-88576000

Fax: 025-68906678	Fax: 010-88579000

Bank: Agricultural Bank of China, Nanjing Hongqiao Outlet	Bank: ICBC, Beijing Capital Stadium Sub-branch

Account No.: 033111004040000340	Account No.: 0200053719200031688

In order to take full advantage of each Party in the resources of their respective service areas, jointly provide quality services to the customers of China Mobile and specify the rights and obligations of each Party in the cooperation, both Parties hereby enter into this Agreement based on the principles of equality and mutual benefits, mutual complementarity and development, and through friendly negotiations.

I. CONTENT AND PRINCIPLE OF COOPERATION

Article 1 Subject to the applicable laws, regulations and industry administration policies, Party A will carry out fair cooperation with Party B who has the required qualification and license to promote the all-network Interactive Voice Response (IVR) Service. Both Parties will jointly provide high quality services to customers based on the principles of honesty, trustworthiness, cooperation and win-win, in compliance with the regulations and requirements of the state government and the competent authorities regarding the mobile information industry and service.

Article 2 As a mobile communication operator and mobile information platform provider, Party A shall provide Party B with the mobile communication network and accessing channel and the mobile information service platform and charge corresponding fees, and permit Party B to operate the relevant services. Party A shall also provide certain paid services to Party B as per Party B’s needs through Party A's business supporting system and the business management platform.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 3 Party B must comply with the regulations regarding foreign investment in the telecommunication industry, including the Regulations for Administration of Foreign Invested Telecommunication Enterprises (No.534 Decree issued by the State Council of the People’s Republic of China). To put it more specifically, the percentage of capital contribution paid by a foreign investor in a foreign invested telecommunication enterprise operating the value-added telecommunication business shall be not more than 50%.

Article 4 Party B shall provide the customers with the all-network interactive voice response (IVR) mobile information and data value-added application services in accordance with Party A's business management standards and requirements, through the network and service platform provided by Party A and as per the needs of Party A's customers.

Article 5 Party B shall use the business code of 501005 to provide the relevant services and within the territory of whole country.

Article 6 For all communication fees paid by the customers arising from their use of Party B's services, such fees all belong to Party A; for the information fees paid by the customers arising from their use of Party B's mobile information services, 30% of such information fees will be retained by Party A for its billing and collection service, and the remaining information fees after deducting the deductible items shall be paid to Party B. The fees mentioned above shall be calculated as per the information services provided by Party B and actually used by the customers, and based on the successful charging bills collected by Party A's billing system.

Article 7 The content of billing information shall include the information fee payable by Party A to Party B and the deductible items payable by Party B to Party A, and both of them shall be calculated and settled in the same period and may be set off each other. If any customer refuses to pay the information fee or defaults the due amount of information fee due to any defect in Party B's service, such information fee shall be deducted from the amount payable by Party A to Party B.

Article 8 The deductible items in the account settlement between both Parties shall include uneven communication fee, charge against customers with canceled account (pre-canceled account), charge against customers with suspended account, refund for customer complaint, port occupation fee, customer service cost, malicious arrear and self-consumption, etc.

(1) Uneven communication fee: the uneven communication fee incurred from uneven volume of information sent by Party B to customers and information sent by customers to Party B.

(2) Charge against customers with canceled account (pre-canceled account): the information fee incurred from the accounts in the status of cancellation or pre-cancellation within the account period.

(3) Charge against customers with suspended account: the information fee incurred from the accounts in the status of suspension within the account period.

(4) Refund: the sum of all refunds confirmed within the same account period.

(5) Customer service cost: the cost of such customer services as customer complaint and inquiry confirmed within the same account period.

(6) Port occupation fee: the fee incurred from occupying Party A's network port.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

(7) Malicious arrear: the information fee in malicious arrear which has been confirmed and accrued to Party B's customers in the previous account period.

Article 9 Only subject to the satisfaction of the following conditions, Party B may transfer its business relating to IVR due to any event of acquisition (including but not limited to any change of its parent company or subsidiary, head office or branch, or change of its company name):

(1) The acquiring party must have the trans-regional value-added business license issued by the Ministry of Industry and Information Technology;

(2) The acquiring party can provide certain document certifying that it owns more than 50% shares of the acquired party;

(3) The acquiring party has the relevant operation experience or measures, and can stably maintain the service level of the original business and customer service after the acquisition, and the acquisition will not affect the perception of customers.

II. PARTY A'S RIGHTS AND OBLIGATIONS

Article 10 Party A may formulate and amend its management rules such as the Rules for Management of Cooperation in China Mobile Monternet and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service, may announce the relevant management standards and requirements in SIMS new business information management system, and may request Party B to adjust its business and services according to the relevant management rules and SIMS system announcement.

Article 11 If Party B breaches this Agreement, Party A may directly claim the liabilities for breach of contract against Party B according to the relevant provisions of the management rules, including but not limited to demand for Party B's immediate correction, rectification within a prescribed period, public apology to the media and the customers, suspending the examination and approval of Party B's new business, postponing the account settlement, withholding the payment and collection of the liquidated damages (one or more than one options at the discretion of Party A). Where Party B's breach is extremely serious, such as customer complaint to the Ministry of Industry and Information Technology or the communications administrative authority, or media exposure or any legal action, etc., Party A may immediately terminate this Agreement. If Party B's breach is caused by any malicious action of any competitor and Party B has provided certain conclusive and valid evidence, Party A may at its own discretion reduce or exempt the liabilities of Party B and claim the liabilities against the said competitor.

Article 12 While promoting the business development, in order to maintain the market order and avoid vicious competition in the business operations, Party A may restrict the number of partners that provide the similar services of applications by implementing the mechanism of "bottom out" and "enrollment based on merits", and may adjust the number of partners that provide various services of applications from time to time.

Article 13 The duties are divided between Party A and Party B at the interface connecting Party A's service gateway and Party B's equipment. The equipment inside the interface shall be maintained by Party A's maintenance department, and the equipment outside the interface shall be maintained by Party B.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 14 Party A shall provide high-quality network service, so as to ensure stable and smooth transmission of information, and shall inform the customers of its disclaimer when the customers are accessing to the service, i.e. Party A and Party B are not liable for the damages and losses of both Parties and third parties resulting from communication failure due to any cause of telecommunication service provider, communication technical problem, network or computer failure, system instability, communication network failure not intentionally caused by both Parties, or any other event of force majeure.

Article 15 With respect to any abnormal traffic overload which affects the safety of Party A's network operation, Party A may restrict transmission or timely adjust the traffic according to its system capacity. Furthermore, Party A may notify Party B to deal with the spams or illegal attacks from Party B within a prescribed period. If Party B fails to timely deal with them as required, Party A may take appropriate measures to avoid deterioration of the event. In case of any emergency, in order to protect the legitimate rights and interests of the customers, Party A may take appropriate measures without notice to Party B.

Article 16 If Party A intends to change certain important data, adjust its network or modify its software, which affects or would affect Party B's business, Party A shall give a notice to Party B at least 72 hours in advance; if the effect on customers will persist more than 24 hours or there is any effect on the use of customers with special needs, Party A shall also report it to the local communication administrative authority.

Article 17 Party A may examine the business and service provided by Party B. Only if the business and service have been confirmed by Party A through examination and passed the test, Party B may provide such business and service to Party A's customers. Party A may regularly and irregularly test the business and service provided by Party B, and may demand Party B to rectify the business and service that fail to meet the standards and requirements or demand Party B to stop the relevant business and service.

Article 18 Party A may disapprove and/or direct the pricing proposal submitted by Party B, according to the needs of customers and the requirement of market order. The price of information fee set by Party B without the approval of Party A is invalid, and Party A may stop such business and refuse to bill, collect and settle such information fee.

Article 19 Party A may possess and use the information about the customers of the services provided by the partners of all-network IVR. Party B shall transmit such customer information to Party A and update such customer information on a real-time basis. Party A shall keep confidentiality of all customer information received from the said business in accordance with the confidentiality provisions.

Article 20 Party A will utilize its resources to selectively and jointly carry out integrated marketing, business advertising and promotional activities with Party B, according to the comprehensive assessment of Party B's business and service, as per the actual needs of the market. Where Party B participates in such integrated marketing activities, both Parties will agree on the allocation (including but not limited to exchange of resources and equivalent inputs) of marketing costs through negotiation based on the actual costs, and may charge certain amount against Party B if necessary.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 21 If Party B has developed any innovative or original work with respect to its products, business packaging, marketing and promotion, Party A shall keep confidentiality of such work upon request of Party B within certain period of time (typically three months).

Article 22 If Party B commits any act breaching this Agreement or adversely affecting the customers, Party A may forthwith take certain necessary actions against Party B's breach, so as to avoid deterioration of the losses suffered by the customers or expansion of the adverse effect.

Article 23 In case of any customer complaint which is caused by any fault of Party B (which have been checked) and where a refund is to be paid (including 100% or 200% refund), Party A may advance the refund to the customer upon demand of the customer, and deduct the same from the amount of information fee payable to Party B.

Article 24 Upon expiration or termination of this Agreement, Party A may take back such network resources as the business code and account name assigned to Party B, and re-assign the same to other parties in cooperation.

III. PARTY B'S RIGHTS AND OBLIGATIONS

Article 25 Party B hereby accepts the management rules formulated and amended by Party A, such as the Rules for Management of Cooperation in China Mobile Monternet and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service, as well as the relevant management standards and requirements announced by Party A in its SIMS new business information management system, and undertakes to provide its services according to the relevant management rules and requirements announced in SIMS system.

Article 26 To provide its services relating to all-network IVR, Party B must satisfy the following conditions:

(1) It must have the business license, the bank account permit, the tax registration certificate and the certificate of license from the relevant information source;

(2) It must comply with the administrative regulations regarding Internet information service such as the Administrative Measures on Internet Information Services (No.292 Decree of the State Council of the People's Republic of China), and the relevant regulations such as the Measures for Administration on Protection of International Networking of Computer Information Networks, the Regulations of the People's Republic of China for Protection of the Security of Computer Information Networks, the Measures for Administration on Secrecy of International Networking of Computer Information Networks and the Measures for Administration on the Network Security of China Mobile Net (CMNET);

(3) If Party B directly provides the relevant services, it must submit an application to the Ministry of Industry and Information Technology for the inter-provincial information services business license, and file a copy thereof with Jiangsu Province Communication Bureau after it obtains the license. If Party B only provides the contents and does not directly provide the applications and services, it should also have the value-added telecom business license in principle.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 27 Party B shall ensure that the general information about its company's equity structure, business name and percentage of foreign capital is accurate. In case of any change to such information, Party B shall promptly notify Party A within 10 business days, and update it in Party A's designated information system. Party B must ensure that the percentage of foreign capital in its company does not exceed 50% as required by the government authority.

Article 28 Party B shall compile, examine and edit all information provided by it hereunder, and ensure such information does not violate any national law, regulation or policy, and will not damage the public interest, and it owns the lawful intellectual property right and use right to all such information. Party B shall take real-time filtering measures for the information and contents (particularly the politically sensitive words) provided by it hereunder, prevent others from using the homonym or diacritical forms of the illegal words to distribute illegal content, ensure the information sources flowing to Party A's network are safe and healthy. Party B must ensure all information and contents provided by it hereunder will not damage the corporate image of China Mobile, take certain filtering measures against the advertising contents of the business operated by any other telecommunication carrier directly competing with China Mobile, strictly control the contents involving "China Mobile" and prevent the publication of any adverse information.

Article 29 Party B shall establish perfect internal management procedures and systems, strengthen the management of authority to transmit its internal information and the personnel management, and ensure that all contents provided to Party A's customers are lawful. Party B shall educate its employees on the regulations and rules issued by the state government and the telecommunication administrative authority regarding the use of Internet, establish and improve its archives of users, strengthen its user management and education, and improve its management measures for the network safety and secrecy. If Party B fails to do so, Party A may terminate the cooperation with Party B.

Article 30 Party B shall be responsible for the security of its own system, and regularly inspect the security of its system. When operating its business, Party B must not attack the network of China Mobile by whatever means. Party A may notify Party B to deal with any attack from Party B within a prescribed period. If Party B fails to timely deal with it as required, Party A may take appropriate measures to avoid deterioration of the event. In case of any emergency, in order to protect the legitimate rights and interests of the customers, Party A may take appropriate measures without notice to Party B.

Article 31 Party B shall actively cooperate with the competent authorities and Party A to track the network security events, and provide the relevant and valid materials. Party B hereby undertakes to comply with the Undertaking for the Responsibility of Information Security attached hereto, and ensure the security of all information.

Article 32 Party B shall at its own costs construct and maintain its business system (including all hardware and equipment, system debugging, opening, maintenance of system and routine business management), and ensure the safe, reliable and stable running of its system. Party B shall ensure its communication is inter-operable with Party A's business network and gateway, and all costs incurred from application, lease and maintenance of the communication line shall be borne by Party B.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 33 If Party B intends to make any material change of data or adjust its network, which would affect its business or require Party A's cooperation, it shall give a prior written notice to Party A, and shall not make such change or adjustment without Party A's written approval. If such change or adjustment affects or would affect the use of customers, Party B shall give a notice to the involved customers at least 72 hours in advance; if the effect on the customers will persist more than 24 hours or there is any effect on the use of customers with special needs, Party B shall also report it to the local communication administrative authority.

Article 34 Party B shall regularly inspect the security of its system, take effective technical measures, block the technical loopholes regarding information security, prevent hacker attacks, password theft, illegal calls to pages, repeated calls to send commands, mass sending illegal content or any other illegal activity impairing information security. Party B shall establish prompt measures against emergencies, ensure the normal running of its business (particularly the security and service quality during certain special period), ensure 7X24 accessibility of its communication channels and maintenance staff, actively cooperate with the competent authorities and Party A to track the network security events, and provide the relevant materials, prevent network failure caused by any problem in its own network (such as hacker attack) which adversely affects the use of customers or cooperation between both Parties.

Article 35 Party B shall not use the all-network IVR to provide any pure fee-collection service (i.e. to charge and collect the fee not based on the use of the network and the received service, but by the use of any other relevant service), or carry out any business cooperation in any form of alliance with any third party, content provider or individual website (including but not limited to SMS alliance, MMS alliance and WAP alliance) to collect the fees on their behalf (including free service). Party B shall operate its business and services in strict compliance with the scope of its business as declared, and shall not misappropriate its business code without authorization.

Article 36 Party B shall not directly or indirectly engage in any inter-operator business (including domestic inter-operator business and cross-border international business). Party B must establish an independent database for Party A's customers, and such database shall not be mingled with any other customer database of any other operator. Party B shall forbid the customers of any other operator to send any information to Party A's customers by whatever means (including but not limited to SMS, Internet and voice).

 Article 37 Party B must obtain the consent of the customers before it provides any service (including paid service and free service) to the customers, and must not provide any service to or charge information fee from any customer without prior knowledge about the service or involuntarily receives the service. Prior to the acceptance of the service by the customers, Party B shall cause the customers to have full knowledge about its services (including price, form, use method, main content, method for cancellation and customer service).

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 38 The price of information fee shall be proposed by Party B (as the service provider) in principle, and such proposal shall become effective after it is reviewed and approved by Party A. Party B must ensure the price of its services is in compliance with the national pricing regulations (subject to the approval of the local pricing administrative authority), and shall not violate the relevant business management rules. Party B shall settle the price complaints from the competent administrative authority or the customers. The price of information fee may be adjusted from time to time (but not less than 6 months between two adjustments). Prior to the adjustment, Party B must notify the customers in advance and obtain the confirmation of the customers; if any customer does not give a response, it shall not be deemed that the customer has accepted the price adjustment.

Article 39 Party B shall provide free service inquiry, cancellation and customer service instruction according to the standards set down by Party A, and explicitly indicate such information as service introduction, price of service fee, use method and customer service hotline in its service recommendation. For the system help and menu instructive information such as service recommendation, customer service information, customer accessing password and service tips sent to the customers, Party B shall not charge any information fee.

Article 40 Party B shall ensure the reasonableness of its business logic during the course of service design, so as to minimize customer inquiries and complaints after the service is commercialized. Party B must take effective technical measures to identify each customer and show the customer's primary caller number or ID when the customer is sending information, initializing calls or playing a song/blessing on demand. With respect to the service involving anonymous chatting or virtual community, Party B shall not allow directly sending only anonymous information or nickname to the mobile phone of any other customer, and must confirm that the customer at the receiving end has signed up for this service, and Party B's relevant service terms and conditions shall clearly indicate that the customer voluntarily receives the anonymous information from the network.

Article 41 When providing its services, Party B must establish a consumption mode with transparent price and informed consumption, and provide the customers with a convenient channel for inquiry of service fee. Party B shall provide a service fee inquiry mechanism in the customer service documentation and during the course of customer service. In its advertisements on the various media such as newspapers, TV, radio, websites and SMS, Party B must publish and display the details about the service fee involved in the advertisements. During the course of service fee inquiry or publication, Party B shall not use any ambiguous wording or fraudulent advertisement. All advertising activities of Party B must comply with the relevant national laws and regulations regarding release of advertisements. Party B shall ensure its advertising and marketing contents are true and complete, and shall be solely responsible for all liabilities arising from legal disputes due to its advertising activities. Party A is not responsible for such liabilities.

Article 42 Party B may possess and use all customer data relating to its services, and shall provide Party A with the customer data and business analysis materials (including developments, classification and habits of the customers, and business prediction) upon request of Party A, and shall update Party A's customer database on a real-time basis. Additionally, Party B shall keep confidentiality of all customer data, as well as the information provided by Party A such as specifications, customer's number segment and scope of active customers.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 43 Party B shall not use any product of any Party A's competitor as the prize in any promotional activity, or participate in any activity with the name of any Party A's competitor or with any prize provided by such competitor.

Article 44 If Party B has established any business cooperation with any third party, Party B shall supervise and manage the promotion, content, quality, logic and customer service of the business carried out by the third party, and shall be fully responsible for all consequences resulting from the activities of the third party.

Article 45 Party B has the right to be informed of Party A's internal resources which would affect the development of IVR business, excluding the information about network structure, network upgrade and renovation and network failure which contains Party A's trade secrets or violates any national law or regulation.

Article 46 Without Party A's approval or authorization, Party B shall not use the logo of China Mobile or display 10086 customer service hotline in its advertising materials. If Party B uses the brand of all-network IVR beyond the marketing and promotion of the relevant services and thus causes any adverse effect on Party A, Party A may deem it as an infringement and may demand Party B to cease such use and bear all liabilities and consequences resulting therefrom; where the circumstances are serious, Party A may claim the legal liabilities against Party B.

Article 47 Upon termination of the cooperation between both Parties, Party B shall hand over all customer data. During the exit period (no more than one month in principle), in addition to the continuous services provided to the customers, Party B shall also announce that it will cease the relevant services soon at a prominent place on its portal, and use free SMS to notify the registered customers. After the cooperation is terminated, Party B shall still bear all liabilities caused by its own activities during the course of cooperation.

Article 48 Party B shall not use any improper means to promote its business, or carry out any unfair competition or fraudulent activity, or cause any adverse effect on the business operated by Party A or Party A's other partners. Without the consent of the customers (whether registered or not), Party B shall not send any promotional material or any advertising material for the purpose of business advertisement and promotion to such customers.

IV. PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

Article 49 Party B must have the special license or permit for operation of its services, and must obtain the copyright license of relevant contents before it provides the pictures and ring tones for downloading. In order to maintain the dignity of the national anthem, national flag and national emblem, Party B shall not provide the national anthem for downloading as ring tone, or provide the national flag or national emblem for downloading as mobile phone standby screen or screensaver, or for any other purpose.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 50 If Party B uses any work to which a third party owns the lawful intellectual property right, Party B must obtain a license from the third party or its agent for such work. If the content of any information provided by Party B infringes any right of any third party, Party B shall negotiate with the third party or its agent to obtain the license for such work from the third party.

Article 51 Party B shall be responsible for all liabilities and consequences resulting from the illegal or infringing information or service content provided by Party B, and Party A may claim damages against Party B and unilaterally terminate this Agreement in that case. Party B shall indemnify Party A against the following damages and losses (including but not limited to): amount to be paid by Party A as ordered by the competent authority, settlement amount paid by Party A to any third party, attorney's fee paid by Party A for settlement of the dispute, and loss of goodwill.

Article 52 The intellectual property right protection provisions mentioned above shall survive after the termination of this Agreement.

V. CUSTOMER SERVICE

Article 53 Both Parties shall work closely to solve the problems relating to customer complaints, and establish the first inquiry accountability system. Both Parties shall accept customer complaints, and the party that initially accepts the complaint shall follow up the whole event, while the other party shall give assistance till the problem is solved. Party A shall deal with all inquiries, appeals and complaints from the customers relating to the problems in its communication network.

Article 54 Party B shall deal with all inquiries about its application service and content, its service fee, and all appeals and complaints from the customers, and must promptly deal with and respond to the customer complaints transferred by Party A. When Party A and its branches are dealing with Party B's complaints, Party B shall actively cooperate with the relevant service test and network test as required, and provide the relevant historical records and basis.

Article 55 Party B must respond to any customer complaint within 2 hours, and solve the customer complaint to the satisfaction of the customer within 48 hours. With respect to any customer inquiry or complaint transferred by Party A, Party B shall respond to it within 24 hours, and solve the customer complaint to the satisfaction of the customer within 48 hours.

Article 56 Party B shall provide a 7X24 customer service hotline accessible to all customers, and keep fast response and interaction with Party A's customer service system. Party B shall maintain the information and materials relating to the customers such as service records, visiting IP addresses and interactive contents for a long time (at least one year), and provide Party A with an interface to view such records. With respect to the customized services, Party B shall perpetually maintain all such information as interactive records, IP addresses and time.

Article 57 Party B shall establish a "black list" of customers, restrict its services to the customers who have malicious arrears or malicious customization, and explain the reasons to those customers. Party B shall adopt technical means to monitor abnormal traffic, and monitor, alarm and restrict the customers who maliciously incur a large amount of information fee (more than RMB 100/per/customer) and would cause arrears.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 58 In order to ensure that the customers may normally use its services, Party B shall establish a long-term, stable, convenient and effective customer service system, set up dedicated service inquiry, reporting and complaint acceptance channels and agencies. The measures of customer service shall at least include:

(1) Customer service hotline: a direct 7X24 customer service hotline, with the accessibility not less than 80%; if possible and practical, it shall provide 400 or 800 transferred charge call service. If the customer service hotline is to be changed, Party B shall give a request at least two months in advance, and the original number shall be kept at the same time at least for two months. The mobile customer service hotline must be a mobile phone number, and it shall not be changed, powered off or transferred throughout the course of cooperation.

(2) Customer service contact: Party B shall appoint at least one contact, whose contact phone shall be powered on 7x24 hours and shall not be transferred; the contact number shall be a mobile number (which shall not be changed throughout the course of cooperation).

(3) Customer service email address: the email box shall be accessible and can receive emails normally, and the capacity shall be at least 10M.

Article 59 Party B shall announce its customer service channels in various forms, including but not limited to web pages, brochures, printed materials and TV advertisements, and shall inform the customers of the possible problems arising from the services and the corresponding solutions, and display its customer service hotline at a prominent place on its advertising materials and website.

Article 60 As per the status of Party B's customer service, number of complaints and settlement of complaints and on a monthly basis, Party A will appoint Party B satisfied certain conditions to Party A's customer service department site assistance in personnel of 10086 to settle the service complaints with relevant services. Party B shall appoint its responsible customer service manager to assist Party A's customer service department in settling the service complaints, and shall follow Party A's site management requirement and arrangement.

Article 61 In order to further build a satisfactory consumption environment for the all-network IVR service, promote continuous improvement of service quality and customer satisfaction, Party B shall make a commitment of "double refund for mistakenly charged information fee" to Party A's customers.

Article 62 Upon receiving a request by Party A from the customers for refund, Party A's customer service personnel will contact with Party B. When the refund is justified and advanced by Party A, Party A will directly deduct the amount of such refund from the amount payable to Party B in that month.

VI. BILLING AND ACCOUNT SETTLEMENT

Article 63 The billing cycle of the all-network IVR service is based on a calendar month, i.e. from the first day to the last day of the month. As the basis for billing a fee, the service must be actually received by the customer, subject to the scope of billing customers who call the relevant services of Party A (number segment or sub-brand of Party A). Party A will not bill and pay the relevant information fee incurred from the customer number which is invalid, canceled or not active.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 64 Party A will provide an account statement of the previous month to Party B through Party A's designated management system on or before the 16th day of each month. If the difference between the payable amount and the actually paid amount of the information fee is more than 5%, Party B may request for account check in the designated system within five business days upon receiving the account statement from Party A. In that case, both Parties will find out the reason and promptly settle the issue through negotiation as per the actual circumstances. If Party B does not request for account check within the aforesaid period, it shall be deemed that the account statement provided by Party A is correct and shall be used as the basis for account settlement.

Article 65 Whether Party B has any dispute over the account statement of the previous month or not, Party B shall issue a valid invoice to Party A based on the initial account data provided by Party A on or before the 21th day of the next month, and Party A shall remit the actual payable amount to Party B's designated bank account on or before the 10th day after next month. The entity issuing the invoice must be Party B that enters into this Agreement with Party A, and shall not be Party B's affiliate or use any other different name. Therefore, whether both Parties finish the account check on time, the payable amount in the account statement announced by Party A shall prevail, and the adjustment will be applied in the account settlement of the next account period after the account check is finished. Party B shall be solely responsible for all adverse consequences resulting from its failure to issue the valid invoice as required. If the invoice is not sent on time, Party A will not make payment in that month and will postpone the payment to the next account period.

Article 66 If the actual payable amount (after deducting the refunds and port occupation fee) is negative, Party B shall fully pay the negative balance to Party A. For this purpose, Party B's finance department shall remit the negative balance to Party A's designated bank account on or before the 5th day of the next month after the account period. Otherwise, Party A may stop all account settlements and billing with Party B, and even terminate the business cooperation.

VII. CONFIDENTIALITY

Article 67 For the purpose of this Agreement, "Confidential Information" refers to any information provided by the Party owns such information (“Disclosing Party”) to the other Party (“Receiving Party”), including but not limited to technical information, business information, documents, programs, plans, technologies, diagrams, models, parameters, data, standards, know-hows, businesses or business operation methods and other proprietary information, the terms and conditions of this Agreement, and other information relating to this Agreement, as well as all information, data, materials, opinions, proposals, works in progress and final works generated from the performance of this Agreement.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 68 All Confidential Information may only be used by the Receiving Party and its persons for the purpose of this Agreement. Unless it is otherwise stipulated herein, with respect to any Confidential Information provided by the Disclosing Party, the Receiving Party and its persons receiving such Confidential Information on a need-to-know basis may not directly or indirectly provide or disclose such Confidential Information to any “third party” in whatever forms, without the prior written consent of the Disclosing Party. For the purpose of this Article 68, a "third party" shall mean any individual, corporation or any other entity other than the parties to this Agreement. However, Party A may disclose the Confidential Information to its affiliates. Party A's affiliates shall include China Mobile Communications Co., Ltd., China Mobile Group and its directly or indirectly controlled companies with the primary business of mobile communication within the territory of the People's Republic of China, and their lawful successors.

Article 69 The Receiving Party may disclose to its designated employees the Confidential Information provided or disclosed by the Disclosing Party hereunder solely for the purpose of this Agreement and to the extent required for performance of this Agreement; provided, however, the Receiving Party may not disclose any Confidential Information to its employees before it takes all reasonable protective measures, including but not limited to informing such employees of the confidential nature of the information to be disclosed and procuring such employees to make a confidentiality undertaking at least in the same strictness as the confidentiality obligation hereunder, so as to prevent such employees from using the Confidential Information for any other purpose or making any unauthorized disclosure to any third party.

Article 70 Where any counsel, accountant, contractor or consultant of the Receiving Party needs to know any Confidential Information for provision of professional assistance, the Receiving Party may disclose the Confidential Information to such person; provided that it shall cause such person to sign a confidentiality agreement or procure such person to perform the confidentiality obligation in accordance with the relevant professional ethics.

Article 71 Where the Disclosing Party has to disclose any Confidential Information as required by any relevant government authority or regulatory authority, the Disclosing Party may do so to the extent required by such government authority or regulatory authority, without any liability hereunder; provided, however, the Receiving Party shall, before the disclosure of such information, give a written notice to the Disclosing Party about the information to be disclosed, so that the Disclosing Party may take all necessary protective measures, and the Receiving Party shall use its commercially reasonable efforts to ensure such disclosed Confidential Information is treated confidentially by the government authority or regulatory authority.

Article 72 At all events the confidentiality obligation hereunder shall maintain its full effect and force perpetually.

Article 73 For the purpose of this Agreement, Confidential Information shall exclude:

1. Any information is or becomes generally known by the public when it is disclosed, or it becomes generally known by the public after its is disclosed, without any fault of the Receiving Party and/or its employee, counsel, accountant, contractor, consultant or any other person;

2. It is proved with documentary evidence that the information is possessed by the Receiving Party at the time of disclosure, and such information is not directly or indirectly originated from the Disclosing Party; or

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

3. It is proved with documentary evidence that the information has been disclosed by any third party to the Receiving Party, and such third party is not subject to the confidentiality obligation and has the right to make such disclosure.

Article 74 The Disclosing Party may at any time give a written notice to the Receiving Party, demanding the Receiving Party to return any material containing the Confidential Information and/or the copy thereof. When such material is returned, the Receiving Party shall also provide a written statement stating that the Receiving Party does not directly or indirectly retain or control any Confidential Information or any such material containing the Confidential Information after the aforesaid material is returned. The Receiving Party shall fulfill such requirement within ten (10) days upon receiving the written notice. If it is agreed by both Parties that any material containing the Confidential Information and/or the copy thereof will not be returned to the Disclosing Party, the Receiving Party shall destroy or irretrievably delete such material and/or the copy thereof upon request of the Disclosing Party and give a written statement to the Disclosing Party certifying such destruction or deletion.

VIII. LIABILITIES FOR BREACH OF CONTRACT

Article 75 If Party B violates any management rules such as the Rules for Management of Cooperation in China Mobile Monternet and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service, or the relevant management standards and requirements announced in the SIMS new business information management system, Party A may claim the liabilities for breach of contract against Party B in accordance with such management measures and provisions as the Rules for Management of Cooperation in China Mobile Monternet, the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service and SIMS announcements.

Article 76 If either Party breaches this Agreement or violates any management rules such as the Rules for Management of Cooperation in China Mobile Monternet and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service, or the relevant management standards and requirements announced in the SIMS new business information management system, and thus causes the performance of this Agreement is frustrated, the non-breaching Party may terminate this Agreement and claim the liabilities for breach of contract against the breaching Party in accordance with such management measures and provisions as the Rules for Management of Cooperation in China Mobile Monternet, the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service and SIMS announcements.

Article 77 If either Party fails to perform any provision of this Agreement, it shall be deemed as a breach of contract. If either Party receives a written notice from the other Party stating the details of breach and such breach is confirmed, the Party shall make remedy within 20 days and give a written notice to the other Party. If the Party receiving the notice of breach thinks such breach does not exist, it shall give a written objection or statement to the other Party within 20 days. In that case, both Parties may negotiate this issue; if both Parties cannot reach an agreement through negotiation, it shall be settled according to the provisions of dispute settlement contained herein. The breaching Party shall indemnify the non-breaching Party against all damages and losses resulting from the breach.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 78 If either Party directly or indirectly violates any provision of this Agreement, or defaults or fails to timely and fully perform any obligation hereunder, such events shall constitute a breach. In that case, the non-breaching party may give a written notice demanding the breaching party to make remedy and take full, effective and prompt measures to eliminate the consequences of such breach, and to indemnify the non-breaching party against all damages and losses resulting therefrom. If the breaching party fails to make remedy within ten days upon receiving the breach notice mentioned above from the non-breaching party, the non-breaching party may unilaterally terminate this Agreement by giving a notice through the SIMS system (which shall be deemed as duly delivered upon issuance from the SIMS system) or by giving a written notice, and claim the liabilities for breach of contract against the breaching party.

Article 79 If the breach of this Agreement committed by either party causes any damage to the non-breaching party’s reputation or causes any loss to the non-breaching party, the non-breaching party may claim civil liabilities against the breaching party.

IX. FORCE MAJEURE

Article 80 If the performance of this Agreement is wholly or partly frustrated due to any accident or any event of force majeure, neither Party is liable for the financial losses suffered by the other Party resulting therefrom. The Party affected by the event of force majeure shall immediately send a written notice to the other Party upon occurrence of such event, and shall provide a valid certifying document stating the detail of such event and the reason for its failure or delay to perform this Agreement or any part hereof or the reason for delay in performance, within fifteen (15) days upon occurrence of such event. Both Parties may decide to continue the performance of this Agreement or terminate this Agreement through negotiation, as per the impact of such event on the performance of this Agreement.

X. INVOICE AND SETTLING ACCOUNT

Article 81 Party B shall timely issue valid invoices for the amounts stipulated herein, in accordance with the applicable tax regulations.

Article 82 Party A or its head office (or branches) shall remit all amounts payable hereunder to the following account:

Account Name: Beijing AirInbox Information Technologies Co., Ltd.

Bank: ICBC, Beijing Capital Stadium Sub-branch

Account No.: 0200053719200031688

Party A's payment to this account shall constitute Party A's fulfillment of its payment obligation hereunder, and all legal risks relating to this account shall be borne by Party B.

XI. EFFECTIVENESS, AMENDMENT AND TERMINATION

Article 83 The term of this Agreement is one year, as from August 1, 2012 to July 31, 2013. From the effective date of this Agreement, the previous Agreement shall be terminated automatically. Either Party may terminate this Agreement by give a thirty-day written notice to the other Party. Upon expiration of this Agreement, both Parties shall properly handle the remaining matters. This Agreement will maintain its full force and effect till both Parties have fulfilled their obligations hereunder and all amounts and claims between both Parties are fully paid and discharged. The responsible party shall settle all user complaints and claims resulting from termination of this Agreement.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 84 During the term of this Agreement, both Parties may amend or terminate this Agreement through friendly negotiation. If either Party intends to amend or terminate this Agreement, it shall give a written request to the other Party 30 days in advance. The Party that unilaterally terminates this Agreement shall fully indemnify the other Party against all damages and losses resulting therefrom.

Article 85 During the term of this Agreement, Party B shall not send any advertisement or any other irrelevant information to any customer through Party A's communication channels. If Party B violates this provision, it shall indemnify Party A against the damages and losses, and Party A may terminate this Agreement.

Article 86 If Party B breaches this Agreement, it shall indemnify Party A against all liabilities arising from any claim of third party, customer complaint or investigation of any government authority due to its breach, and Party A may terminate this Agreement.

Article 87 During the term of this Agreement, if this Agreement conflicts with any new pricing policy or new relevant document issued by Party A's authority, both Parties may amend or terminate this Agreement through negotiation.

This Agreement has 90 articles in total. Any issue absent hereof shall be settled in accordance with the management rules such as the Rules for Management of Cooperation in China Mobile Monternet and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service, as well as the relevant standards and requirements announced in its SIMS new business information management system. Where there is no provision in the management rules, standards and requirements mentioned above, it shall be supplemented in writing by both Parties through friendly negotiation.

All amendments of the relevant management rules and relevant requirements of new policies will be published in the SIMS system. Party B shall promptly read all announcements posted in the SIMS system, and take the appropriate measures. Party B shall be fully responsible for all losses caused by its failure to read the information published in the SIMS system. It shall be deemed that Party B has understood the notice three days after Party Ahas published the notice.

Article 88 Upon expiration of this Agreement, this Agreement may be renewed provided that the assessment standards set forth in the management rules issued by Party A, such as the Rules for Management of Cooperation in China Mobile Monternet and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service have been meeted.

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Article 89 This Agreement shall be governed by the applicable laws of China. If a dispute cannot be settled through negotiation, either Party may file an action before the people’s court in the jurisdiction where Party A resides.

Article 90 This Agreement (including the Appendix: Undertaking for the Responsibility of Information Security) is made and executed in four (4) counterparts, three (3) for Party A and one (1) for Party B, each being of equal legal effect.

Party A: China Mobile Group Jiangsu Co., Ltd. (Special Seal for Contracts)	Party B: Beijing AirInbox Information Technologies Co., Ltd. (Special Seal for Contracts)

Authorized Representative: XueDongmei (Signature)	Authorized Representative: Jia Tao (Signature)

Date of Signature: August 20, 2012	Date of Signature: August 15, 2012

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Undertaking for the Responsibility of Information Security

We strongly support and implement the spirit and requirement of the relevant government authorities regarding strengthening management of network culture and resolutely combating illegal activities such as pornography on the Internet. In order to provide healthy information service to the customers, promote the healthy and sustainable development of the telecommunication value-added service industry, we hereby solemn undertake to China Mobile as follows:

1. We warrant and undertake that all contents provided by us will strictly comply with the Measures for Administration of Internet Information Services and other relevant laws and regulations; we will not produce, reproduce, distribute or disseminate any pornographic, obscene or illegal content, or any content against the public moral or harmful to the mental health of juveniles.

2. We warrant and undertake that our business in cooperation will comply with the relevant provisions of China Mobile prohibiting fee-collection service of whatever forms, and will not use the all-network IVR business to collect any fee for any other business or service by any of the following means:

(1) To use the all-network IVR business to collect any fee for any service not used or fulfilled through this network, including but not limited to collection of any fee downloading movies or songs;

(2) The businesses and services not covered by the all-network IVR business may not be used unless the all-network IVR business has been customized or used, including giving other "complimentary" Internet services by customizing or using the all-network IVR business.

3. We warrant and undertake that we will comply with the relevant management rules of China Mobile regarding the channel promotion when we are promoting our business:

(1) We will ensure there is no pornographic, illegal or vulgar information or content in our business or promotion channel;

(2) We will not use any advertisement alliance or any other third party to promote our business in cooperation;

(3) We will not use any WAP website (other than our own website) to promote or guide users to subscribe WAP services.

If we violate any undertaking or warranty mentioned above, we agree to assume all liabilities resulting therefrom and accept the severe penalty imposed by China Mobile. Regards

Full Name of the Company: Beijing AirInbox Information Technologies Co., Ltd.

Name of Legal Representative: Jia Tao

Address: 33/F, Tengda Building, No.168, Xi Wai Ave, Haidian District, Beijing

Type of Business in Cooperation: All-network IVR

Name of Contact: Lin Kai

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

Mobile Phone: 13770777677

Tel: 010-88576000

[Signature of Legal Representative]: Jia Tao

[Corporate Seal]: Beijing AirInbox Information Technologies Co., Ltd. (Special Seal for Contract)

Date: August 15, 2012

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

ANTI-CORRUPTION COOPERATION AGREEMENT

Party A: The Data Operation Center of China Mobile Group Jiangsu Co., Ltd.

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Supervisor: The Supervision Department of China Mobile Group Jiangsu Co., Ltd.

In order to regulate the activities of both Parties in cooperation according to law, strengthen the supervision over corruptive activities, prevent any misconduct during the course of cooperation, and ensure the smooth performance of this Agreement, both Parties hereby enter into this Anti-corruption Agreement through negotiation.

1. Party A and its employees must comply with the following provisions:

(1) To comply with all applicable national laws and regulations, and the management rules in the industry;

(2) To strictly implement the procedures and standards in the tendering process;

(3) To exercise its powers in accordance with this Agreement, and not abuse its powers to be picky with Party B, or be negligent in performing its duties or damage the company's interest;

(4) Not to negotiate any business with Party B on behalf of the company without authorization;

(5) Not to accept any payment (including coupon or card) or gift given by Party B;

(6) Not to accept any feast paid by Party B without authorization, or participate in any entertainment, fitness, travel or any other activity which would affect the impartial performance of the official duties, or ask Party B to reimburse any cost or expense to be paid by any individual;

(7) Not to seek personal interest or for the benefits of any specific connected person by taking advantage of his position or through competition in the same or similar business or through connected transaction;

(8) To promptly inform and report to the Supervisor of any misconduct found during the course of cooperation.

2. Party B and its employees must comply with the following provisions:

(1) To strictly comply with all applicable national laws and regulations, and the management rules in the industry;

(2) To practice cooperation in good faith and fair competition;

(3) Not to give any payment (coupon or card) or gift to any employee of Party A in whatever forms;

(4) Not to privately negotiate any business with any employee of Party A, or give bribe to any family member or special connected person of any employee of Party A;

(5) Not to arrange any feast, entertainment consumption, travel or any other activity that would affect the impartial performance of the official duties of Party A's employees;

Cooperative Agreement for All-network Interactive Voice Response (IVR) Service

(6) To actively support and cooperate with the investigation of the Supervisor, give a true statement of the facts and provide the relevant information;

(7) To promptly inform and report to the Supervisor of any misconduct found during the course of cooperation.

3. Duties of the Supervisor

(1) To take lawful actions to supervise over and inspect on the compliance of the applicable laws, regulations and this Agreement by the employees of both Parties;

(2) To supervise over and inspect on the whole tendering process (including awarding the contract), and ensure both Parties to lawfully, equally and fairly carry out cooperation;

(3) To accept complaints and reports regarding violation of this Agreement by any employee of Party A and/or Party B (email: jjjc@js.chinamobile.com; telephone: 15151882855).

4. Penalties

(1) If Party B violates this Agreement (whether corporate or individual action),

Party A may give a warning, suspension of the contract with Jiangsu Company or recommendation for suspension of cooperation in the whole group, as per the severity of Party B's misconduct (whether corporate or individual action). If Party B violates any law, it shall be transferred to the competent judicial authority for investigation. The employees of Party B involving such misconduct may not participate in any cooperative business with Party A thereafter.

(2) If any employee of Party A violates this Agreement, he shall be penalized by Party A according to its disciplines.

5. Supplementary Provisions

(1) This Agreement is an appendix to the .. After it is duly executed, each Party must strictly comply with its undertakings made herein base on the principle of good faith.

(2) This Agreement shall be made and executed in three counterparts, one for Party A, one for Party B and one for the Supervisor respectively.

Party A (Signature/Seal): The Data Operation Center of China Mobile Group Jiangsu Co., Ltd. (Seal)	Party B (Signature/Seal): Beijing AirInbox Information Technologies Co., Ltd. (seal)

XueDongmei	Jia Tao

Supervisor (Signature/Seal): Lu Qun

Date of Signature: August 20, 2012